Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES DIRECTOR RETIREMENTS

LOWELL, ARKANSAS, December 23, 2004 - J. B. Hunt, 77, who founded J.B. Hunt Transport Services, Inc. (NASDAQ:JBHT) in 1961 in a true American pioneering effort by personally raising the funds through sale of stock to several Arkansas investors and served as President, Chairman or Senior Chairman through four decades of phenomenal growth, announced today that he was stepping down as Senior Chairman and a member of the Board of Directors effective December 31, 2004.  Gene George, 82, who was an original investor and founding Director of the Company and served in that capacity for 43 years, also will retire at year end.

Mr. Hunt stated, “This is just one more step in my retirement plan that I instituted in 1995 when I became Senior Chairman of the Board and relinquished my day-to-day responsibilities.  The Company is in good hands.  We have made tremendous improvements in profitability in the last several years and I am extremely optimistic about the future of the Company.  My wife and son will remain on the Board to represent the family’s still sizeable investment.  The Company’s brightest days lie ahead and I look forward to watching the continuing improvement.”

Mr. George remarked, “It has been my distinct privilege to be a part of the Company since the very humble beginnings.  I have watched the Company grow and prosper over the last 43 years.  The positive results the Company has achieved speaks highly for the day-to-day management and they are to be congratulated.  I have never been more confident in the management and potential of the organization than now.  The addition of several uniquely qualified outside Directors that have been added to the Board in the last few years, ensures that the governance provided by the Board will guide the Company to new heights in the best interest of all shareholders.”

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including,  but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003.  We assume no obligation to update any forward looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at the Company’s web site:  www.jbhunt.com.